SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           ( )  Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                COLUMBIA BANCORP
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            [COLUMBIA BANCORP LOGO]
                                COLUMBIA BANCORP

                          10480 LITTLE PATUXENT PARKWAY
                            COLUMBIA, MARYLAND 21044

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 27, 1998

                  Notice is hereby given that the Annual Meeting of Stockholders of Columbia Bancorp will be held at The Columbia Inn, Wincopin Circle, Columbia, Maryland 21044 on Monday, April 27, 1998, at 5:30 p.m. for the following purposes:

         1. To elect five directors to serve until their terms of office expire and until their successors are duly elected and qualified.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  The Board of Directors has fixed the close of business on March 17, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

                  Your Proxy is enclosed. You are encouraged to complete, date, sign and return promptly the Proxy in the envelope provided even though you may plan to attend the meeting. No postage is necessary for mailing in the United States. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will insure your representation if you cannot attend. If you attend the meeting, you may revoke your Proxy and vote in person.

                                       By Order of the Board of Directors

                                       /s/ John A. Scaldara, Jr.
                                       _________________________
                                       JOHN A. SCALDARA, JR.
                                       Corporate Secretary

Columbia, Maryland
March 27, 1998

                                 PROXY STATEMENT

                                  INTRODUCTION

         This Proxy Statement is furnished on or about March 27, 1998 to stockholders of Columbia Bancorp (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice and at any adjournments or postponements thereof. The purposes of the meeting are set forth in the accompanying notice of annual meeting of stockholders.

PROXIES AND VOTING

         The accompanying proxy is solicited by the Board of Directors of the Company. The Board of Directors has selected John M. Bond, Jr. and Robert N. Smelkinson, or either of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the meeting and vote in person whether or not he or she has previously given a proxy.

         The record date for stockholders entitled to notice of and to vote at the annual meeting was the close of business on March 17, 1998. At that date there were outstanding and entitled to vote 2,216,186 shares of Common Stock, par value $.01 per share, of the Company. In the election of directors each share is entitled to one vote for each director to be elected; however, cumulative voting is not permitted. For all matters except the election of directors, each share is entitled to one vote.

         The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Company and its subsidiary, The Columbia Bank (the "Bank"), without additional compensation to them. In some instances solicitation may be made by telephone or telegraph, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to principals.

         The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1997, has been mailed to all stockholders with this Proxy Statement.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The charter and by-laws of the Company provide that the directors shall be classified into three classes as equal in number as possible, with each director serving a three year term.

         Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting with a quorum present. Abstentions and broker non-votes are not considered to be votes cast.

NOMINEES

         Unless otherwise indicated in the enclosed proxy, the persons named in such proxy intend to nominate and vote for the election of the following five nominees for the office of director of the Company, to serve as directors for three years or until their respective successors have been duly elected and qualified. All such nominees are currently serving as directors. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other persons, if any, as the Board of Directors may recommend.

         The names and ages (as of March 17, 1998) of persons nominated by the Board of Directors, their principal occupations and business experience for the past five years, and certain other information are set forth below. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

NAME OF NOMINEE            INFORMATION REGARDING NOMINEE
---------------            -----------------------------

         Nominees for Directors to be elected at the 1998 Annual Meeting to serve until the 2001 Annual Meeting (Class II)

Hugh F.Z. Cole, Jr.        Mr. Cole is 56 years old. He is Chairman and CFO of
                           Brantly Development Group, Inc., a real estate development company. Mr. Cole has served as a director of the Company and Bank since July, 1988.

G. William Floyd           Mr. Floyd is 66 years old. He is a general partner of
                           Venture Associates, a commercial real estate investment firm.

Herschel L. Langenthal     Mr. Langenthal is 69 years old. He is the managing
                           partner of Langenmyer Company, an investment company.
                           Mr. Langenthal is also Vice-Chairman of the Company.

Richard E. McCready        Mr. McCready is 64 years old. He is Chairman and CEO
                           of REM Enterprises, Inc., a food brokerage company.

James R. Moxley, Jr.       Mr. Moxley is 67 years old. He is President of
                           Security Development Corporation, a real estate development company. Mr. Moxley is also Chairman of the Company.

CONTINUING DIRECTORS

         The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

NAME OF DIRECTOR           INFORMATION REGARDING DIRECTOR
----------------           ------------------------------

          Directors to serve until the 1999 Annual Meeting (Class III)

John M. Bond, Jr.          Mr. Bond, Jr. is 54 years old and has served as a
                           director and President, Chief Executive Officer, and
                           Treasurer of the Company and the Bank since inception.

William L. Hermann         Mr. Hermann is 57 years old and is President of
                           William L. Hermann, Inc., a financial management company. Mr. Hermann was also General Manager of the Glenmore office of the Bank until December 1997. He has served as a director of the Company and the Bank since June 1989.

Harry L. Lundy, Jr.        Mr. Lundy is 57 years old. He is President and owner
                           of Williamsburg Group, LLC, Williamsburg Builders,
                           Inc. and Hallmark Builders, Inc. He is Executive Vice
                           President and owner of Patriot Homes, Inc. Each of the aforementioned companies is a residential construction company.

Mary S. Scrivener          Mrs. Scrivener is 60 years old. She is Secretary of
                           Calvert General Contractors, a commercial construction company.

Theodore G. Venetoulis     Mr. Venetoulis is 63 years old. He is a former
                           Baltimore County Executive, the County's senior elected official, and has been publisher of the Orioles Gazette and political analyst for WBAL-TV in Baltimore, Maryland.

           Directors to serve until the 2000 Annual Meeting (Class I)

Anand S. Bhasin            Mr. Bhasin is 60 years old. He is President of Gemini
                           Ventures Corporation, an international trading company. Mr. Bhasin has served as a director of the Company since November, 1990 and the Bank since
                           April, 1992.

Garnett Y. Clark, Jr.      Mr. Clark is 55 years old. He is President of GYC
                           Group Ltd., a building and development company. He is also President of Clark & Associates Realtors, Inc.

Robert J. Gaw              Mr. Gaw is 64 years old. He is the retired President
                           of Ryland Mortgage Company and is a founding director of The Ryland Group, Inc., a residential home builder and mortgage finance company.

Maurice M. Simpkins        Mr. Simpkins is 52 years old. He is Vice President
                           for Public Affairs at The Ryland Group, Inc., a residential home builder and mortgage finance company, and has been with Ryland since 1971. Mr.
                           Simpkins has served as a director of the Company and Bank since April, 1997.

Robert N. Smelkinson       Mr. Smelkinson is 68 years old. He is the retired
                           Chairman of Smelkinson Sysco, a distribution company.

DIRECTOR EMERITUS

         Directors James Clark, Jr., Mary T. Gould and Patricia Rouse have been appointed by the Boards of Directors of the Company and the Bank, in recognition of their distinguished service to each organization, to serve in the position of Director Emeritus for a period of two years upon their retirement effective April 27, 1998. As a Director Emeritus, each is eligible to receive compensation and perquisites offered to directors generally and may participate in discussion at Board meetings of the Company and the Bank, but may not vote and may not be counted for purposes of determining a quorum. The membership of Directors Emeritus J. Clark, Jr., Gould and Rouse on committees of the Boards of Directors of the Bank and the Company will cease effective with retirement.

         Mr. Osborne A. Payne is currently serving as a Director Emeritus, with a term that expires April, 1999.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors held ten meetings during 1997. Directors Floyd and McCready attended fewer than 75% of the sum of the total number of Company meetings of the Board of Directors and of committees of the Board of Directors on which each served during 1997.

         The Board of Directors has six standing committees. The committees are the Executive; Acquisition, Development and Construction; Audit; Asset/Liability Management; Community Reinvestment Act ("CRA") Advisory; and Personnel, Compensation and Stock Option committees. The Board of Directors has not established a Nominating Committee. The functions customarily attributable to a Nominating Committee are performed by the Board of Directors as a whole. In addition, the Board of Directors, from time to time, establishes special committees which have a limited duration. Directors are appointed to each committee, except the Executive Committee, for a one-year term. Directors are appointed to the Executive Committee on a rotational basis with terms ranging from three months to one year. The Chairman and Vice-Chairman of the Board of Directors are ex-officio members of all committees, with the exception of the Audit Committee. The President is an ex-officio member of all committees except the Audit and Personnel, Compensation and Stock Option committees.

         The Executive Committee held forty-seven meetings during 1997. The Executive Committee currently consists of Directors Bhasin, Bond, Jr., G. Clark,
J. Clark, Jr., Cole, Langenthal (Chairman), Lundy, Moxley, Smelkinson and Venetoulis. The Committee is responsible for evaluating and approving credits exceeding the lending authority of officers of the Bank; reviewing on a regular basis financial information, operational statistics, loan delinquencies and potential problem loans; and taking other actions as may be required in the absence of the full Board of Directors.

         Effective January 1, 1998, the Board of Directors established the Acquisition, Development and Construction Committee, consisting of Directors Bond, Jr., G. Clark, Gaw, Langenthal, Lundy, Moxley (Chairman) and Simpkins. The Committee is responsible for monitoring business development strategies and market trends specific to the Company's acquisition, development and construction portfolio.

         The Audit Committee held two meetings during 1997. The Audit Committee consists of Directors Bhasin, J. Clark, Jr., Cole (Chairman), Floyd, Hermann, Rouse and Venetoulis. The Committee is responsible for overseeing of the Company's internal accounting controls; recommending to the Board of Directors the selection of the Company's independent auditors; reviewing the annual audit plan, annual report and results of the independent audit; reviewing supervisory examination reports; and initiating other special reviews when deemed necessary.

         The Asset/Liability Management Committee held four meetings during 1997. The Asset/Liability Management Committee consists of Directors Bhasin, Bond, Jr., Floyd, Gaw (Chairman), Hermann,

Langenthal, Moxley and Scrivener. The Committee monitors quarterly operating results, liquidity, asset mix, loan pricing and deposit rate policies of the Company. In addition, the Committee directs the investment strategies of the Company and makes recommendations of such to the Board of Directors when strategies are outside its approval authority.

         The CRA Advisory Committee held six meetings during 1997. The CRA Advisory Committee consists of Directors Bhasin, Bond, Jr., Langenthal, Moxley, Rouse, Simpkins (Chairman) and Venetoulis and certain officers of the Bank. The Committee provides oversight and guidance to the development of CRA programs and affordable housing initiatives of the Company. This includes providing mortgage financing conduits for low-to-moderate income housing, fair lending policies for minorities, encouragement for first-time homebuyers, and education to the community to foster affordable housing opportunities.

         The Personnel, Compensation and Stock Option Committee held three meetings during 1997. The Personnel, Compensation and Stock Option Committee consists of Directors Gaw, Gould, Langenthal, Lundy, McCready, Moxley, Smelkinson (Chairman), Simpkins and Venetoulis. The Committee oversees the compensation of all employees, except the compensation of the President and directors; reviews the compensation of the President and directors, and makes recommendations of changes to such compensation to the Board of Directors for approval; monitors personnel related matters of the Company; reviews and authorizes employee related benefit plans; and administers the Company's Stock Option Programs.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company and the Bank will receive $150 and stock options to purchase twenty-five shares of Common Stock of the Company for each Board and committee meeting attended during 1998. Chairpersons of committees, other than Mr. Langenthal and Mr. Moxley, will receive an additional $25 for each committee meeting attended during 1998. Directors Moxley and Langenthal, serving in the capacities of Chairman and Vice-Chairman of the Company, respectively, will receive annual fees of $29,000 and $27,000, respectively, in addition to fees paid and stock options granted for meeting attendance. These amounts are unchanged from those received during 1997. The Chairman and Vice-Chairman are also eligible for a bonus to be awarded at the discretion of the Board of Directors, although no bonus was awarded for 1997. On January 26, 1998, Directors Moxley and Langenthal were granted stock options to purchase 5,000 and 3,000 shares of Common Stock of the Company, respectively, at $33.75 per share, the then current market price. Total director fees paid by the Company and the Bank for 1997 service were $119,000, inclusive of annual fees paid the Chairman and Vice-Chairman.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of Common Stock of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with, except that Director Moxley inadvertently failed to file a report (representing a transaction) required by Section 16(a) of the Act on a timely basis, and Director Simpkins failed to file a report (representing the initial filing of ownership) required by Section 16(a) of the Act on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Bank has made loans to certain of its executive officers, directors and related parties. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1997, these loans totaled $3.4 million, or approximately 10.5% of the total equity capital of the Bank.

            PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK

CERTAIN BENEFICIAL OWNERS

         No persons were known by the Company to own beneficially, directly or indirectly, more than 5% of the Company's Common Stock outstanding on December 31, 1997.

BENEFICIAL OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

         The following table lists the number of shares of Common Stock of the Company beneficially owned by directors and named Executive Officers of the Company and the Bank, directly or indirectly, as of March 17, 1998.

                                Shares of         Stock Options         % of
                               Common Stock      and Warrants (1)       Class
                               ------------      ----------------       -----
Directors:
Anand S. Bhasin (2)                23,349               639             1.08
John M. Bond, Jr. (3)(4)           86,155            13,790             4.49
Garnett Y. Clark, Jr               18,296             5,064             1.05
James Clark, Jr                    16,589               678              *
Hugh F.Z. Cole, Jr. (5)            21,476             1,522             1.04
G. William Floyd                   14,098               --               *
Robert J. Gaw                      27,587             1,706             1.32
Mary T. Gould (6)(7)               90,705             7,204             4.41
William L. Hermann (8)             26,980               --              1.22
Herschel L. Langenthal (9)         59,508             6,054             2.95
Harry L. Lundy, Jr. (10)           55,741             4,574             2.72
Richard E. McCready                19,459             4,438             1.08
James R. Moxley, Jr                20,533             9,587             1.36
Patricia T. Rouse                  28,982             4,308             1.50
Mary S. Scrivener                  18,082             8,159             1.18
Maurice M. Simpkins                 5,587               --               *
Robert N. Smelkinson               55,533             5,198             2.74
Theodore G. Venetoulis (11)        12,983             4,351              *

Executive Officers:
Michael T. Galeone                  1,856             8,500              *
Charles C. Holman (12)              4,570             6,750              *
Robert W. Locke (13)               13,232             3,000              *
John A. Scaldara, Jr. (14)(15)     33,156             7,750             1.84
                                   ======            ======             ====

                                Shares of         Stock Options         % of
                               Common Stock      and Warrants (1)       Class
                               ------------      ----------------       -----

All directors and executive
   officers (22 persons) (16)     622,721           103,272              31.3%
                                  =======           =======              ====

Company totals                  2,212,845           137,020
                                =========           =======

  *      Less than 1%
(1) Represents number of shares of Common Stock subject to stock options and warrants currently exercisable.
(2)      Includes 2,044 shares of Common Stock owned by Mr. Bhasin's children.
(3) Includes 19,106 shares of Common Stock, 3,300 warrants and 1,690 stock options for which Mr. Bond, Jr. is a co-trustee and remainder beneficiary.
(4) Includes 31,736 shares of Common Stock held by the Company's 401(k) Plan and Trust on December 31, 1997 for which Mr. Bond, Jr. and Mr. Scaldara serve as trustees. Beneficial ownership of such shares is expressly disclaimed, except as to approximately 8,745 shares held for the account of Mr. Bond, Jr.
(5)      Includes 2,121 shares of Common Stock for which Mr. Cole is a trustee.
(6) Includes 31,237 shares of Common Stock owned by a partnership of which Mrs. Gould is a 5% general partner; the beneficial ownership of such shares is expressly disclaimed.
(7) Includes 27,434 shares of Common Stock and 6,600 warrants owned by spouse; the beneficial ownership of such shares is expressly disclaimed.
(8) Includes 2,364 shares of Common Stock owned by a corporation of which Mr. Hermann owns an interest.
(9) Includes 24,603 shares of Common Stock for which Mr. Langenthal is a trustee and 20,695 shares of Common Stock owned by two partnerships and a corporation of which Mr. Langenthal owns an interest.
(10) Includes 29,246 shares of Common Stock owned by a corporation and a limited partnership of which Mr. Lundy owns interests.
(11) Includes 12,912 shares of Common Stock held by a trust; the beneficial ownership of such shares is expressly disclaimed.
(12) Includes approximately 829 shares of Common Stock held for the account of Mr. Holman in the Company's 401(k) Plan and Trust.
(13) Includes approximately 1,176 shares of Common Stock held for the account of Mr. Locke in the Company's 401(k) Plan and Trust.
(14)     Includes 154 shares of Common Stock for which Mr. Scaldara is trustee.
(15) Includes 31,736 shares of Common Stock held by the Company's 401(k) Plan and Trust on December 31, 1997 for which Mr. Bond, Jr. and Mr. Scaldara are trustees. Beneficial ownership of such shares is expressly disclaimed, except as to approximately 3,907 shares held for the account of Mr. Scaldara.
(16) Includes 31,736 shares of Common Stock held by the Company's 401(k) Plan and Trust for which Mr. Bond, Jr. and Mr. Scaldara are trustees.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report is submitted by the Personnel, Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The report addresses the executive compensation policies of the Bank and the Company (collectively, the "Company") for 1997.

         The Committee establishes the compensation of senior officers of the Company with the exception of Mr. Bond, Jr., the President and Chief Executive Officer. Mr. Bond, Jr.'s compensation is established by the Board of Directors of the Company based upon data provided by and recommendations of the Committee. The Board of Directors also establishes the compensation of the Chairman and Vice Chairman of the Board of Directors based on the recommendations of the Committee. In addition, the Committee generally reviews all personnel related issues, including salary administration related to all other employees, and administers the Company's 1987 Stock Option Plan, as amended, 1997 Stock Option Plan, 1990 Director Stock Option Plan, 401(k) Plan and Trust, and Deferred Compensation Plan. The overall goal of the Committee is the establishment and administration of compensation policies directly related to attainment of corporate operational and financial goals which provide the ability to attract, motivate, reward and retain qualified senior officers.

         In 1993, the Company commissioned an independent consultant to assist in establishing a company-wide salary administration plan, which included senior officer positions. Development of the plan included creating job descriptions for all positions; rating the overall responsibility of each position based on characteristics including, job knowledge, problem-solving, accountability, human relations, communications, supervision of others and marketing; assigning each position to a salary grade based on level of overall responsibility; and, developing salary ranges for each salary grade based on market information available for similar positions at financial institutions both in the communities where the Company does business and outside the Company's market area. These results are updated annually by the Company's human resources staff using current market data which reflects marketplace changes, inflation, and, if applicable, corporate performance. This information is considered by the Committee.

         The individual components of the Company's compensation program include:

(a) BASE SALARY. Base salary levels are established for senior officers primarily based upon evaluation of the historical performance, degree of responsibility, level of experience and number of years with the Company. In addition, the Committee considers compensation data available through various surveys, including the Sheshunoff Bank Executive and Director Compensation Survey, SNL Executive Compensation Review, Bank Administration Institute Bank Cash Compensation and Key Executive Compensation Surveys, Chesapeake Human Resources Association Annual Benefits and Compensation Survey, and Starkey & Beall Regional Financial Industry Salary Survey.

         With respect to the base salary of $215,000 granted to Mr. Bond, Jr. for the year 1997, the Committee took into account the Company's performance during 1996 and survey information referred to above. Particular emphasis was placed on Mr. Bond, Jr.'s individual performance, including his leadership role through a period of continued aggressive growth.

(b) ANNUAL INCENTIVES/BONUSES. Bonuses are generally granted senior officers based on the extent to which the Company achieves annual performance objectives, as established by the Board of Directors. Such performance objectives include net income, earnings per share and return on equity goals. Bonuses may also be awarded to other officers and employees based on recommendations by supervisors.

         While the Company achieved many operational goals in 1997, financial performance did not meet internal expectations. As such, no bonuses were awarded senior officers.

(c) STOCK OPTION AWARDS. The Committee believes that the granting of stock options is the most appropriate form of long term compensation for senior officers, since awards of equity encourage ownership in the success of the Company. Stock option grants are discretionary and are limited by the terms and conditions of the Company's 1987 Stock Option Plan, as amended, and the 1997 Stock Option Plan. In February 1997, Mr. Scaldara was granted an incentive stock option for the purchase of 3,000 shares of the Company's common stock. The grant was reflective of performance during 1996.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, provides with certain exceptions, for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives. In light of the current level of compensation for the Company's named executive officers, the Committee has not adopted a policy with respect to the foregoing deductibility limit, but will adopt such a policy should it become relevant.

                   R. Smelkinson, Chairman            R. McCready
                   R. Gaw                             J. Moxley
                   M. Gould                           M. Simpkins
                   H. Langenthal                      T. Venetoulis
                   H. Lundy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The table below provides the aggregate balance at December 31, 1997 of loans in excess of $60,000 issued by the Bank to members of the Compensation Committee. These loans were made in the ordinary course of business, made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

                                                  Aggregate Loan
                                           Balance at December 31, 1997
                                           ----------------------------

                  Richard E. McCready               $    88,790
                  James R. Moxley, Jr.                1,404,615


SUMMARY COMPENSATION TABLE

         The table below presents a summary of compensation for the last three fiscal years of the chief executive officer of the Company and the other most highly paid executive officers of the Company and the Bank whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1997.

                                                   Annual Compensation (a)         Shares of Common
    Name and                                     --------------------------        Stock Underlying             All
Principal Position                  Year          Salary           Bonus           Options Awarded         Compensation(b)
------------------                  ----          ------           -----           ---------------         ---------------
John M. Bond, Jr.                   1997         $215,000         $     -                  -                   $16,857
     President and CEO              1996          200,000               -                  -                    19,464
                                    1995          175,000          60,000                  -                     4,821

Michael T. Galeone                  1997         $154,000         $     -                  -                  $  8,368
     Executive Vice President       1996          148,000               -                  -                     4,213
                                    1995          143,000          40,000                  -                     2,754

Charles C. Holman                   1997         $152,000         $     -                  -                   $12,138
     Executive Vice President       1996          144,000               -                  -                    10,801
                                    1995          139,000          50,000                  -                     4,821

Robert W. Locke                     1997         $109,000         $     -                  -                  $  8,967
     Senior Vice President          1996          106,000               -                  -                     9,071
                                    1995          103,000          15,000                  -                     4,821

John A. Scaldara, Jr.               1997         $120,000         $     -                3,000                 $ 9,722
     Executive Vice President,      1996          100,000               -                  -                     9,361
     Chief Financial Officer        1995           90,000          25,000                  -                     4,821
     and Corporate Secretary


(a) No officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for 1997 for such officer in the Summary Compensation Table.

(b) Represents discretionary matching contributions made by the Company and allocated forfeitures resulting from employee terminations as determined under terms of the Company's 401(k) Plan and Trust. All employees participating in the Company's 401(k) Plan and Trust receive matching contributions and forfeitures on equivalent terms. Also includes discretionary matching contributions made by the Bank as determined under terms of the Bank's Deferred Compensation Plan.

OPTION GRANTS IN LAST FISCAL YEAR

The table below provides analysis of all individual grants of stock options made during the year ended December 31, 1997 to the named Executive Officers:

                                           Percent of
                           Number of      Total Options
                           Securities      Granted to
                           Underlying     Employees in    Exercise or                        Grant Date
Name                    Options Granted    Fiscal Year    Base Price     Expiration Date      Value (a)
----                    ---------------    -----------    ----------     ---------------      ---------
John A. Scaldara, Jr.        3,000            18.3%         $22.00      February 24, 2007      $30,114


         (a) Estimated using the Black-Scholes option pricing model and the following assumptions:

                  Dividend yield                        1.75%
                  Expected volatility                  36.79%
                  Risk free interest rate               5.49%
                  Expected life                      10 years

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The table below provides an analysis of aggregated stock options exercised during 1997 and outstanding stock options as of December 31, 1997 for the named Executive Officers. There were no adjustments or amendments to the exercise price of stock options previously awarded to any named Executive Officer during 1997.

                                                                   Shares of
                                                            Common Stock Underlying           Value of Unexercised
                                                               Unexercised Options                In-The-Money
                       Shares of Common                        at Fiscal Year-End          Options at Fiscal Year-End
                        Stock Acquired       Value        ----------------------------    ----------------------------
Name                     on Exercise        Realized       Exercisable   Unexercisable     Exercisable   Unexercisable
----                     -----------        --------       -----------   -------------     -----------   -------------
John M. Bond, Jr.          49,500          $1,004,779         5,500            -             $133,925          -

Michael T. Galeone          5,500              80,630         8,500            -              204,434          -

Charles C. Holman               -                   -         6,750            -              167,443          -

Robert W. Locke             7,750             230,063         6,250            -              150,235          -

John A. Scaldara, Jr.           -                   -         7,000          3,000            170,188        36,000



RETIREMENT PLANS AND SUPPLEMENTAL COMPENSATION ARRANGEMENTS

         Named Executive Officers, like other employees of the Company, or its subsidiaries, are eligible to participate in the Columbia Bancorp 401(k) Plan and Trust adopted January 1, 1989 (the "401(k) Plan"). Under terms of the 401(k) Plan, eligible employees may defer a portion of their total compensation on a pretax basis. In order to be eligible to participate in the 401(k) Plan, an employee must have completed one year of service in which 1,000 hours were worked. The maximum percentage of total compensation eligible for deferral and the voluntary matching employer contribution are established annually by the Board of Directors of the Company and are currently 15% and 50%, respectively. An employee is vested in the matching employer contribution as follows: (i) 20% after three years of service, (ii) 40% after four years of service, (iii) 60% after five years of service, (iv) 80% after six years of service and (v) 100% after seven years of service. Employees can direct the investment of their contribution and the matching employer contribution into any one or more of seven investment options which include a Bank money market account, five mutual funds managed by Fidelity Investments, or Common Stock of the Company.

         The vested portion of matching employer contributions made to the 401(k) Plan during 1997 for the named Executive Officers was follows: Mr. Bond, Jr., $4,750; Mr. Galeone, $4,750; Mr. Holman, $4,750; Mr. Scaldara, Jr., $4,750;
and Mr. Locke, $4,750.

         Effective September 27, 1996, the Bank also established a nonqualified deferred compensation arrangement (the "Deferred Compensation Plan") for selected senior officers, including the named Executive Officers, of the Bank and the Company or subsidiaries thereof (the "Senior Officers"). The Deferred Compensation Plan provides supplemental retirement benefits for the Senior Officers restricted from receiving further benefits under the 401(k) Plan as a result of the limitations on pretax contributions imposed by the Internal Revenue Code. Under the Deferred Compensation Plan, Senior Officers can continue to make pretax contributions in excess of the IRS limits imposed on the 401(k) Plan and receive matching employer contributions identical to what they would have received in the 401(k) Plan if there were no IRS limitations. The maximum amount that a Senior Officer may defer under the Deferred Compensation Plan, when added to that deferred under the 401(k) Plan cannot exceed the maximum percentage compensation deferral (currently 15%) as established by the Board of Directors. Senior Officers may direct earnings on their contributions. The matching employer contributions may be calculated based on (i) the Bank's prime rate of interest in effect as of December 15 of the preceding year,

(ii) the performance of the Company's Common Stock, as if contributions and matching employer contributions were used to purchase shares of the Company's Common Stock and dividends were reinvested, or (iii) a combination of (i) and
(ii).

         The vested portion of the matching employer contributions made to the Deferred Compensation Plan during 1997 for named Executive Officers were as follows: Mr. Bond, Jr., $11,345; Mr. Holman, $6,626; Mr. Scaldara, Jr., $4,210; Mr. Galeone, $2,942; and Mr. Locke, $3,455.

         The Deferred Compensation Plan may also provide for payment of a death benefit in the event that a Senior Officer dies while in active service. At January 1, 1998, the death benefit for each of the named Executive Officers was as follows: Mr. Bond, Jr., $953,000; Mr. Holman, $62,000; Mr. Scaldara, Jr., $692,000; Mr. Galeone, $688,000; and Mr. Locke, $314,000.

         In order to partially offset the costs associated with the Deferred Compensation Plan, the Bank has purchased life insurance contracts on the lives of the participating Senior Officers, with the Bank as beneficiary.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

         The Company and the Bank (collectively, the "Companies") entered into an employment agreement dated February 26, 1996 with John M. Bond, Jr. (the "Agreement"). The Agreement supersedes the prior employment agreement. The terms of the Agreement continue until the earlier of (i) the close of business on the date which is three years after the date on which either party provides written notice of termination, other than for "cause", as defined in the Agreement, but no later than the close of business on the sixty-fifth birthday of Mr. Bond, Jr., or (ii) the date on which Mr. Bond, Jr.'s employment is otherwise terminated pursuant to the provisions of the Agreement. Under terms of the Agreement, Mr. Bond, Jr. serves as President and Chief Executive Officer of the Companies with a minimum annual base compensation of $225,000, which is subject to normal periodic review, at least annually, for increases based on the salary policies of the Companies and Mr. Bond, Jr.'s contributions to the Companies. Mr. Bond, Jr. is also entitled to participate in all incentive and benefit programs offered by the Companies. If Mr. Bond, Jr.'s employment is terminated, other than for "cause", the Companies are required to continue to provide benefits to him and pay his salary for a predetermined period plus, under certain circumstances, pay an annual bonus as determined in accordance with the terms of the Agreement. The Agreement also contains a non-competition provision which prohibits Mr. Bond, Jr., during his employment with the Companies, or for a period of three years following voluntary resignation or termination for "cause", from directly or indirectly engaging in activities competitive with the business of the Companies.

         The Agreement also provides that in the event of (i) termination, other than for "cause", (ii) resignation due to a significant change in the nature or scope of authority and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" (as defined in the Agreement) of the Companies, Mr. Bond, Jr., within 15 days of termination, will be paid a lump sum payment equal to three times the sum of his annual base compensation and the average of the bonuses paid to him over the past three years. In the event of voluntary resignation 90 days prior to, or within one year after, any "change in control" of the Companies, Mr. Bond, Jr., within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Any payments made in connection with a "change in control" of the Companies after Mr. Bond, Jr. reaches 62 years of age will be pro-rated to age 65.

         Messrs. Galeone, Holman and Scaldara also have employment agreements specifying minimum annual base compensation of $160,000, $157,000 and $130,000, respectively. The other terms of these agreements are similar to those of the Agreement, except that the duration is a two-year continuous period and the lump sum payment payable in the event of (i) termination other than for "cause", (ii) resignation due to a significant change in the nature and scope of authorities and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" of the Companies is equal to two times the sum of the applicable officer's base annual compensation and the average of such officer's bonuses for the past three years. In addition, any payments made in connection with a "change in control" of the Companies after reaching 63 years of age will be pro-rated to age 65.

         The Companies entered into a change in control agreement dated February 26, 1996 with Mr. Locke. The change in control agreement provides that in the event of (i) termination, other than for "cause", or (ii) resignation due to a significant change in the nature or scope of authority and duties, 90 days prior to, or within one year after, any "change in control" of the Companies, Mr. Locke, within 15 days of termination, will be paid a lump sum payment equal to two times the sum of his annual base compensation and the average of the bonuses paid to him over the past three years. In the event of voluntary resignation 90 days prior to, or within one year after, any "change in control" of the Companies, Mr. Locke, within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Any payments made in connection with a "change in control" after Mr. Locke reaches 63 years of age will be pro-rated to age 65.

         The Company's 1987 Stock Option Plan, as amended, 1990 Stock Option Plan, 1997 Stock Option Plan, 401(k) Plan, and the Bank's Deferred Compensation Plan, all provide that in the event of a "change in control" (as defined by each of the plans), all amounts not fully vested become immediately 100% vested.

STOCKHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock during the five years ended December 31, 1997 with that of a broad market index (Nasdaq, U.S. Companies) and an industry peer group index (all publicly traded banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets of less than $1 billion). The graph assumes $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                        Five Year Cumulative Total Return


                  [GRAPH APPEARS HERE--SEE PLOT POINTS BELOW]

Index Data:

                            1992    1993      1994      1995      1996     1997
                            ----   ------    ------    ------    ------   ------
    Columbia Bancorp         100   135.63    200.11    259.65    326.95   532.91
    Nasdaq, US Companies     100   114.80    112.21    158.70    195.19   239.53
    Peer Group               100   133.03    146.21    184.48    220.59   370.51

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has selected KPMG Peat Marwick LLP, independent public accountants, to audit the Company's financial statements for the year ending December 31, 1998. KPMG Peat Marwick LLP has performed the annual audits of the Company since its inception. Representatives of KPMG Peat Marwick LLP plan to attend the Annual Meeting and will be available to answer appropriate questions. The representatives will have the opportunity to make a statement at the meeting if they so desire.

                                  OTHER MATTERS

         The Board of Directors of the Company knows of no matters to be presented for action at the Annual Meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company. Other than the election of directors, each matter to be submitted to the stockholders requires the affirmative vote of a majority of all the shares voted at the meeting or a majority of all the shares outstanding and entitled to be voted. Abstentions and broker non-votes are treated as shares not voted.

                              STOCKHOLDER PROPOSALS

         All stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company not later than November 26, 1998 for inclusion in the Company's proxy statement and proxy relating to that meeting.

                               REPORT ON FORM 10-K

         The Annual Report on Form 10-K and applicable exhibits are available to stockholders free of charge upon written request. Requests should be sent to Columbia Bancorp, 10480 Little Patuxent Parkway, Columbia, Maryland 21044,
Attention: John A. Scaldara, Jr. (E-mail: jscaldara@columbank.com)

                                       By Order of the Board of Directors


                                       /s/ John A. Scaldara, Jr.
                                       _________________________
                                       John A. Scaldara, Jr.
                                       Corporate Secretary

March 27, 1998

                                 REVOCABLE PROXY
                                COLUMBIA BANCORP

[ ]PLEASE MARK VOTES
   AS IN THIS EXAMPLE




           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Columbia Bancorp hereby appoints John M. Bond, Jr. and Robert N. Smelkinson, or either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock of Columbia Bancorp which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held April 27, 1998, and at any and all adjournments and postponements thereof. Any and all proxies heretofore given are hereby revoked.

Please be sure to sign and date this Proxy in the box below.

                                                     For     Withhold    For All
                                                                         Except
1. Election of Directors                             [ ]       [ ]         [ ]

H. Cole, W. Floyd, H. Langenthal, R. McCready, J. Moxley

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE BEST JUDGMENT OF THE PROXY HOLDERS ON ALL OTHER MATTERS.

   Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.